EXHIBIT 99.1

News Release Media Line: 410 470-7433 www.constellationenergypartners.com

Media Contact:	Lawrence McDonnell 410 470-7433

Investor Contacts:	Tonya Cultice 410 470-5619

Constellation Energy Partners Reports Second Quarter Results

- Highlights higher production and Adjusted EBITDA

- Delivers positive results from horizontal drilling pilot

HOUSTON, August 7, 2008—Constellation Energy Partners LLC (NYSE Arca: CEP) today reported second quarter results highlighting higher production, increased Adjusted EBITDA, and positive results from its horizontal drilling pilot program during the second quarter.

The company produced 4,422 MMcfe for the second quarter, up 146 percent from the second quarter of 2007 and 9 percent from the first quarter of 2008. Adjusted EBITDA was $20.5 million, an increase of 108 percent from the second quarter of 2007 and 17 percent from the first quarter of 2008. Net income on a Generally Accepted Accounting Principles (GAAP) basis for the second quarter of 2008 was a loss of $8.8 million, down $10.9 million from the second quarter of 2007 and down $11.3 million from the first quarter of 2008.

Second quarter results included an unrealized noncash mark-to-market (MTM) loss of $15 million from future period natural gas hedges primarily as a result of higher natural gas prices as of June 30, 2008. Recent volatility in future expected natural gas prices has resulted in significant changes to the mark-to-market value of the company’s hedges. Since the hedging arrangements are under the company’s reserve-based credit facilities, cash margining on these hedges is not required.

“We continued to execute on our operational and financial objectives during the second quarter. Our production levels and Adjusted EBITDA rose from our first quarter performance. Our distribution coverage ratio improved to just over one times for the second quarter,” said Stephen R. Brunner, president and chief executive officer of Constellation Energy Partners. “We also saw a reduction in our lease operating expense per unit of production as a result of our increased focus on cost controls.”

During the second quarter, the company worked on 78 wells and recompletions out of the 200 to 230 planned for its 2008 program. The company completed 21 wells and seven recompletions during the second quarter, bringing program results to 50 wells and 18 recompletions for the six months of 2008. An additional 50 wells and recompletions were in progress, the majority of which are expected to flow to sales by the end of the third quarter and the remaining by the end of the year.

The company continued to deliver positive results on its horizontal drilling pilot program, completing six wells year to date, producing at an average rate of 128 Mcfe per day per well at the end of the second quarter. The production levels of the four horizontal wells completed during 2007 continued to improve, increasing from an average rate of 166 Mcfe per day per well at the end of the first quarter to 180 Mcfe per day per well at the end of the second quarter.

“We saw continued success in our horizontal pilot program and are optimistic about the potential of the program. Initial production results and well costs are in line with our expectations,” said Brunner. “Production levels are continuing to improve and, compared to our traditional vertical wells, are producing at a significantly higher rate. Based on the results we are observing to date, we will continue to focus on executing the pilot program.

“While our drilling program activity and production levels improved in the second quarter, we continue to feel the impact of the delays in our drilling program resulting from inclement weather and ongoing integration challenges,” said Brunner. “Although we expect to see further improvement in the third and fourth quarters, it seems prudent that we temper our expectation for the full year. We now expect to be at the low end or slightly below the low end of our 2008 Adjusted EBITDA forecast range of $94 million to $105 million and our net production forecast range of 17 Bcfe to 20 Bcfe.

“We have maintained our current production levels in the Black Warrior and Cherokee Basins despite the delays in our drilling program, giving us confidence in the value of our assets. Our focus continues to be on building our organization and improving performance to better position us for the future.”

The company reaffirmed the 2008 operating expense range of $54.5 million to $57.5 million and capital spending forecast of $44.5 million. Management expects to recommend to the board of managers maintaining a cash distribution of $0.5625 per outstanding common unit and Class A unit for the quarter ended Sept. 31, 2008, or $2.25 per unit on an annualized basis. Management will continue to evaluate distribution levels on a quarterly basis taking into consideration the company’s overall portfolio performance and coverage ratio as well as the market outlook. All distributions are subject to approval by the company’s board of managers.

Non-GAAP Measures

We present Adjusted EBITDA and Distributable Cash Flow in addition to our reported net income in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) plus interest (income) expense; depreciation, depletion and amortization; write-off of deferred financing fees; impairment of long-lived assets; (gain) loss on sale of assets; (gain) loss from equity investment; long-term incentive plan expense; accretion of asset retirement obligation; unrealized (gain) loss on natural gas derivatives; and realized (gain) loss on cancelled natural gas derivatives. Distributable Cash Flow is defined as Adjusted EBITDA less maintenance capital expenditures and cash interest expense. Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.

Adjusted EBITDA and Distributable Cash Flow are used by management to indicate (prior to the establishment of any cash reserves by our board of managers) the cash distributions we expect to pay our unitholders. Specifically, these financial measures indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDA and Distributable Cash Flow are also used as quantitative standards by our management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure. Adjusted EBITDA and Distributable Cash Flow are not intended to represent cash flows for the period, nor are they presented as a substitute for net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. We also provide our earnings forecast in terms of Adjusted EBITDA. We are unable to reconcile our forecast to GAAP net income or operating income because we do not predict the future impact of adjustments to net income (loss), such as (gains) losses on gas derivatives and equity investments or asset impairments, due to the difficulty of doing so.

SEC Filings

CEP intends to file its Form 10-Q for the quarter ended June 30, 2008, on or about August 8, 2008.

Forward-Looking Statements

We make statements in this news release that are considered forward- looking statements within the meaning of the Securities Exchange Act of 1934. These forward-looking statements are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control. In addition, management’s assumptions about future events may prove to be inaccurate. Management cautions all readers that the forward-looking statements contained in this news release are not guarantees of future performance, and we cannot assure you that such statements will be realized or the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors listed in the “Risk Factors” section in our SEC filings and elsewhere in those filings. All forward-looking statements speak only as of the date of this news release. We do not intend to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

Conference Call Information

The company will host a conference call today at 8:30 a.m. (CDT) to review its financial results and discuss its business outlook for 2008.

To participate, analysts, investors, media and the public in the U.S. may dial (888) 322-9245 shortly before 8:30 a.m. (CDT). The international phone number is (773) 756-0253. The conference password is PARTNERS.

A replay will be available approximately one hour after the end of the call by dialing (866) 388-5359 or (203) 369-0414 (international). A live audio webcast of the conference call, presentation slides and the earnings press release will be available on the Investor Relations page of Constellation Energy Partners’ Web site (http://www.constellationenergypartners.com). A webcast replay, as well as a replay in downloadable MP3 format will also be available on the site approximately one hour after the completion of the call.

Constellation Energy Partners LLC, (http://www.constellationenergypartners.com), is a limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties, as well as related midstream assets.

Constellation Energy Partners LLC

Operating Statistics

	Three Months Ended June 30,				Six Months Ended June 30,
	2008		2007		2008		2007
Net Production:
Total production (MMcfe)	4,422		1,796		8,465		3,023
Average daily production (Mcfe/day)	48,593		19,736		46,511		16,702

Average Net Sales Price per Mcfe:
Net realized price, including hedges	$8.31	(a)	$8.46	(a)	$8.03	(a)	$8.77
Net realized price, excluding hedges	$9.91		$7.44		$8.82		$7.25
(a) Excludes impact of mark-to-market losses and net of cost of sales.

Net Wells Drilled and Completed	21		20.5		50		28.5
Net Recompletions	7		3.0		18		3.0

Constellation Energy Partners LLC

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Oil and gas sales	$38,994	$15,190	$71,382	$26,497
Gain/(Loss) from mark-to-market activities	(15,033)	(2,619)	(17,989)	(5,401)
Total Revenues	$23,961	$12,571	$53,393	$21,096
Operating expenses:
Lease operating expenses	9,209	3,150	18,273	4,745
Cost of sales	2,239	—	3,387	—
Production taxes	2,885	685	4,550	1,144
General and administrative	3,787	1,771	7,122	3,390
(Gain)/Loss on sale of equipment	—	(1)	(211)	94
Depreciation, depletion and amortization	11,489	3,584	21,022	5,543
Accretion expense	101	77	202	113
Total operating expenses	29,710	9,266	54,345	15,029
Other expenses:
Interest (income) expense, net	3,059	1,182	5,378	1,690
Other (income) expense	(18)	(70)	(4)	(70)
Total expenses	32,751	10,378	59,719	16,649
Net income (loss)	$(8,790)	$2,193	$(6,326)	$4,447
Adjusted EBITDA	$20,539	$9,877	$38,050	$17,114
EPS - Basic	$(0.39)	$0.17	$(0.28)	$0.36
EPS - Basic Units Outstanding	22,351,353	13,072,577	22,349,517	12,201,279
EPS - Diluted	$(0.39)	$0.17	$(0.28)	$0.36
EPS - Diluted Units Outstanding	22,351,353	13,072,577	22,349,517	12,201,279

Constellation Energy Partners LLC

Condensed Consolidated Balance Sheets

	June 30, 2008	December 31, 2007
	($ in thousands)
Current assets	$43,843	$45,873
Natural gas properties, net of accumulated depreciation, depletion and amortization	693,143	643,653
Other assets	15,071	17,129

Total assets	$752,057	$706,655

Current liabilities	$87,776	$20,551
Debt	216,000	153,000
Other long-term liabilities	106,598	16,702

Total liabilities	410,374	190,253
Class D Interests	6,667	7,000
Common members’ equity	473,854	505,178
Accumulated other comprehensive income	(138,838)	4,224

Total members’ equity	335,016	509,402

Total liabilities and members’ equity	$752,057	$706,655

Constellation Energy Partners LLC

Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	($ in thousands)		($ in thousands)
Reconciliation of Net Income to
Adjusted EBITDA to Distributable Cash:
Net income	$(8,790)	$2,193	$(6,326)	$4,447
Add:
Interest expense/(income), net	3,059	1,182	5,378	1,690
Depreciation, depletion and amortization	11,489	3,584	21,022	5,543
Accretion of asset retirement obligation	101	77	202	113
(Gain)/Loss on sale of asset	—	(1)	(211)	94
Loss from mark-to-market activities	15,033	2,619	17,989	5,401
Long-term incentive plan	57	—	155	—
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	(410)	223	(159)	(174)

Adjusted EBITDA (1)	$20,539	$9,877	$38,050	$17,114

Maintenance capital (2)	7,417	1,519	14,167	2,757
Drilling fund	(1,500)	—	(3,000)	—
Interest expense (cash)	1,549	488	5,049	912

Distributable Cash	$13,073	$7,870	$21,834	$13,445

	Three Months Ended March 31,
	2008	2007
	($ in thousands)
Reconciliation of Net Income to Adjusted EBITDA to Distributable Cash:
Net income	$2,464	$2,254
Add:
Interest expense/(income), net	2,319	508
Depreciation, depletion and amortization	9,533	1,959
Accretion of asset retirement obligation	101	36
(Gain)/Loss on sale of asset	(211)	95
Loss from mark-to-market activities	2,956	2,782
Long-term incentive plan	98	—
Unrealized (gain)/loss on natural gas derivatives/hedge ineffectiveness	251	(397)

Adjusted EBITDA (1)	$17,511	$7,237

Maintenance capital (2)	6,750	1,238
Drilling fund	(1,500)	—
Interest expense (cash)	3,500	424

Distributable Cash	$8,761	$5,575

(1)	Our Adjusted EBITDA should not be considered as an alternative to net Income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Our Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, our Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

We define Adjusted EBITDA as net income (loss) plus:

•	interest (income) expense;

•	depreciation, depletion and amortization;

•	write-off of deferred financing fees;

•	impairment of long-lived assets;

•	(gain) loss on sale of assets;

•	(gain) loss from equity investment;

•	Long-term incentive plan expense;

•	accretion of asset retirement obligation;

•	unrealized (gain) loss on natural gas derivatives; and

•	realized loss (gain) on cancelled natural gas derivatives

(2)	Maintenance capital expenditures are capital expenditures that we expect to make on an ongoing basis to maintain our asset base (including our undeveloped leasehold acreage) at a steady level over the long term. These expenditures include the drilling and completion of additional development wells to offset the expected production decline during such period from our producing properties, as well as additions to our inventory of unproved properties or proved reserves required to maintain our asset base.